Exhibit 99.1

PRESS RELEASE
CONTACT:  MICHAEL SENKEN
PHONE:  (770) 651-9100

MIMEDX ANNOUNCES RECORD SECOND QUARTER RESULTS

Marietta, Georgia, July 31, 2013, (PR Newswire) -- MiMedx Group, Inc.  (NASDAQ: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the quarter ended June 30, 2013.

Highlights of second quarter 2013 results include:
•	Revenue met or exceeded forecast for 7th consecutive quarter
•	Revenue increased more than 175% over second quarter of 2012
•	Six-month revenue increased more than 190% over first half of 2012
•	Sixth consecutive quarter of positive Adjusted EBITDA
•	Gross Margins improved by 7% over second quarter of 2012
•	Six month gross margins improved 8% over prior year
•	Company reiterates third quarter and full year 2013 guidance

Second Quarter 2013 Results
The Company recorded record revenue of $13.51 million for the quarter ended June 30, 2013, an increase of more than 175% over second quarter of 2012 revenue of $4.88 million. The Company’s second quarter gross margins were 84% as compared to gross margins of 77% in the second quarter of last year.  Earnings before interest, taxes, depreciation, amortization and share based compensation, non-cash impairment and earn out liability charges (Adjusted EBITDA) for the second quarter of 2013 were $1.17 million, a $242,000  or 26% improvement as compared to the Adjusted EBITDA  of $923,000 for the second quarter of 2012. The Net Loss for the second quarter of 2013 was $757,000 as compared to the Net Loss of $744,000 in the second quarter of the prior year.

For the six months ended June 30, 2013, the Company recorded record revenue of $25.07 million, an increase of more than 190% over revenue of $8.59 million recorded for the first six months of 2012. The Company’s gross margins for the first half of 2013 were 84% as compared to 76% in the first half of last year.  Adjusted EBITDA for the six months ended June 30, 2013, were $2.3 million, a $1.1 million or 85% improvement as compared to Adjusted EBITDA of $1.2 million for the first six months of 2012. The Net Loss for the six months ended June 30, 2013, was $2.4 million, which included a one-time non-cash charge of $1.3 million in the first quarter of 2013 for debt discount related to the conversion of the Company’s senior secured promissory notes.

MiMedx Group, Inc.  | 1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  |  www.mimedx.com

Management Commentary on Second Quarter Results
Parker H. “Pete” Petit, Chairman and CEO, stated, “We are pleased with our revenue performance as we exceeded the $13.5 million upper range of our goal and achieved greater than a 175% increase over our 2012 second quarter revenue. This was our 7th straight quarter of meeting or exceeding our revenue forecast. We continued to produce strong gross profit margins, equaling our fourth quarter of 2012 and first quarter of 2013 record gross margins of 84%.  Management continues to focus on EBITDA and balancing EBITDA growth and the investments in our sales organization required to drive revenue. We are pleased with our diligence in this area and our success in recording our sixth consecutive quarter of positive Adjusted EBIDTA.”

The Company’s second quarter revenue growth was driven primarily by its EpiFix® wound care allografts as well as its micronized tissue for both wound care and sports medicine applications. “Most notable in our second quarter results is the positive growth in commercial accounts driven by the five Medicare Administrative Contractors (MACs) that have already approved coverage of EpiFix®. During the quarter, we received coverage from another of the MACs. That coverage by Wisconsin Physician Services (WPS) now brings the total MACs covering our EpiFix® wound care tissue grafts to six of the nine. The WPS coverage was effective July 1st, and we expect to see a significant impact from that during the third quarter. As we have stated previously, we have aggressively pursued this critical aspect of our reimbursement strategy, and we are very happy to see the ongoing results from that initiative,” added Petit.

“We are embarking on the next phase of expansion of our direct sales force.  This phase will occur during the third quarter and will primarily focus on adding additional sales executives in our commercial wound care sales channel. The pace and location of our expansion of additional commercial wound care sales executives will be aligned with the approvals of the MACS,” stated Bill Taylor, President and COO. “We also are expanding the sales staff in our government sales channel, as well as the surgical and orthopedic channel, as market opportunities dictate. At the end of the second quarter, we had 28 sales executives dedicated to our direct sales force focused on the government sector, 21 sales executives dedicated to our commercial wound care sales force and 7 sales executives in our sales force managing the surgical and orthopedic market sectors. This surgical and orthopedic sales force also manages our comprehensive network of independent sales distributors.”

During the quarter, MiMedx continued its expansion of the resources focused on clinical research. In June, the randomized controlled trial (RCT) for the Company’s EpiFix® wound care allograft was published electronically in the International Wound Journal.   The results of this clinical trial were compelling. The allografts were so clinically effective that extremely high statistical significance was reached quickly, and the study was concluded early. In July, the results of the crossover patients from this RCT were also published electronically in the Journal of Wound Care. The results for this treatment group were as compelling as the results for the original treatment group.

MiMedx Group, Inc.  | 1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  |  www.mimedx.com

The Company’s scientific study “Biological Properties of Dehydrated Human Amnion/Chorion Grafts: Implications for Chronic Wound Healing” has been accepted for publication in the International Wound Journal, with an electronic publication date expected early next month. In the near future, we will be submitting additional papers that further describe the effects of our PURION® processed tissue.  These studies involve determining the source of the stem cells, establishing the angiogenic properties of dehydrated human amnion/chorion membrane (dHACM), and gaining an in depth understanding of various mechanisms of action in wound healing,” concluded Petit.

During the quarter, MiMedx was granted three new patents for the Company’s proprietary AmnioFix® and EpiFix® technologies. “These three newly issued patents now give us a total of eight dHACM-based U.S. patents that have been issued to MiMedx®,” commented Taylor.  “Allografts from our proprietary AmnioFix® and EpiFix® technologies are continuing to gain excellent reception among the physician community and the private and public sector insurance carriers. Accordingly, we continue to be extremely diligent about the protection of our AmnioFix® and EpiFix® intellectual property. Currently, our patent counsel is reviewing certain issues related to potential infringement of our intellectual property rights by competing products. We are committed to ensuring that our intellectual property rights are respected.”

MiMedx began its three step physical relocation to the Company’s new 80,000 square feet facility during June. “Our corporate headquarters functions have completed their respective moves. Our processing and operations will be moving in the second phase. We expect the first half of processing to move in August and the balance of processing to be completed in October. With such a major undertaking, we have contingency plans in place to prevent any disruptions that can be associated with a significant move of this nature,” concluded Taylor.

Balance Sheet
Total assets increased by $5.1 million to $40.3 million as of June 30, 2013, from $35.2 as of December 31, 2012. Cash on hand as of June 30, 2013, was $4.2 million, a decrease of $2.6 million, as compared to $6.8 million, as of December 31, 2012.  Accounts receivable increased to $11.8 million from $7.7 million as of year-end due to the higher sales volume and the ramp-up in commercial wound care sales. Inventory increased by $1.2 million in anticipation of increased demand in commercial wound care sales in subsequent quarters. Total liabilities decreased from $15.2 million as of December 31, 2012, to $7.4 million as of June 30, 2013. The decline in total liabilities was primarily the result of conversion of the senior secured promissory note and the final payout of the earn out related to the acquisition of Surgical Biologics. Stockholders’ equity increased by $12.9 million to $32.9 million as of the end of the quarter.

GAAP Earnings
The Company recorded a Net Loss of $757,000, or $0.01 per diluted common share, for the quarter ended June 30, 2013, as compared to the Net Loss of $744,000, or $0.01 per diluted common share, recorded for the quarter ended June 30, 2012. The Net Loss includes a total of $1.9 Million in non-cash related expenses including $1.5 million of share-based compensation expense, $268,000 of amortization of intangibles and $139,000 in depreciation expense. Research and development expenses in the second quarter of 2013 increased by $421,000 over the second quarter of 2012 expenses due to the accelerated investment in clinical trials for reimbursement purposes. Selling, general and administrative expenses for the second quarter increased by $7.8 million over second quarter of 2012 expenses due to the build out of the Company’s direct sales force for government accounts and commercial accounts, as well as the addition of key management and infrastructure-related resources to support the Company’s growth.

MiMedx Group, Inc.  | 1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  |  www.mimedx.com

Use of non-GAAP financial measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (GAAP). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, share-based compensation, non-cash impairment and earn out liability charges. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Revenue Breakdown
The Company distinguishes its revenue breakdown among three primary regenerative medicine specialties, “Wound Care,” “Surgical & Sports Medicine,” and “Other,” and reports its revenue in these categories.  Revenue from the Company’s EpiFix® grafts comprises the Wound Care category. Its Surgical & Sports Medicine specialty is comprised of the Company’s injectable, orthopedic and surgical applications for its AmnioFix® grafts. The “Other” category of the MiMedx regenerative medicine specialties includes the Company’s tissue revenue from its dental and ophthalmic applications and products from its HydroFix® technology. In the quarter, 54% of MiMedx sales volume was for Wound Care, 41% for Surgical and Sports Medicine and 5% for “Other.”

Outlook for Third Quarter and Full Year 2013
The Company reaffirmed its previously communicated guidance for full year 2013, but increased the lower end of the range. 2013 full year revenue is forecasted to be in the range of $54 million to $60 million. The Company’s goals for the third quarter of 2013 are for revenue to be in the range of $13.5 million to $16.0 million. The point within the range of revenue goals largely will be dependent on whether and how quickly the remaining MACs begin to reimburse for the Company’s EpiFix® allografts.

Earnings Call
MiMedx management will host a live broadcast of its second quarter results conference call on Wednesday, July 31, 2013, beginning at 10:30 a.m. eastern time.  A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

MiMedx Group, Inc.  | 1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  |  www.mimedx.com

About the Company
MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies are processed from human amniotic membrane that is derived from the donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® process, to produce a safe, effective and minimally manipulated implant for homologous use. MiMedx® is the leading supplier of amniotic tissue, having supplied over 160,000 allografts to date to distributors and OEMs for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, management’s success in balancing EBITDA growth and investments in our sales organization to fuel revenue growth, the timing of publication of the results of clinical studies, the Company’s revenue goals for the third quarter and full year 2013, the effect of reimbursement approval from MACs on the Company’s revenue growth and the effectiveness of the Company’s contingency plans in preventing any disruptions associated with moving the Company’s processing and laboratory operations. These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include, that management does not strike a successful balance between EBITDA growth and investments in sales, that incremental reimbursement approvals from MACs does not have the anticipated effect on revenue growth, that publications of clinical studies will be delayed or that the results of future studies will not be accepted for publication, that the Company’s revenues for the third quarter and full year 2013 are lower than anticipated , that the Company’s contingency plans related to the impending move are not adequate to prevent disruptions associated with the move, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2012. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MiMedx Group, Inc.  | 1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  |  www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Net sales	$13,514,743	$4,884,256	$25,071,235	$8,590,064
Cost of sales	2,198,482	1,114,926	4,103,502	2,073,781
Gross margin	11,316,261	3,769,330	20,967,733	6,516,283

Operating expenses:
Research and development expenses	924,468	503,086	2,171,222	910,158
Selling, general and administrative expenses	10,868,372	3,049,783	19,237,384	5,687,052
Amortization of intangible assets	267,638	333,977	530,234	667,954

Operating income (loss)	(744,217)	(117,516)	(971,107)	(748,881)

Other income (expense), net
Amortization of debt discount	-	(472,749)	(1,328,439)	(783,226)
Interest expense, net	(13,172)	(153,804)	(27,976)	(305,614)

Income (loss) before income tax provision	(757,389)	(744,069)	(2,327,522)	(1,837,721)
Income tax provision	-	-	(50,275)	-

Net Income (loss)	$(757,389)	(744,069)	$(2,377,797)	$(1,837,721)

Net income (loss) per common share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Weighted average shares outstanding - basic and diluted	95,988,100	79,952,542	94,599,406	77,416,073

MiMedx Group, Inc.  | 1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  |  www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,	December 31,
	2013	2012
	(unaudited)

Current assets:
Cash and cash equivalents	$4,193,583	$6,754,485
Accounts receivable, net	11,761,874	7,653,561
Inventory, net	4,220,284	3,022,784
Prepaid expenses and other current assets	1,351,948	657,961

Total current assets	21,527,689	18,088,791

Property and equipment, net of accumulated depreciation of $2,517,774 and $2,279,840, respectively	2,990,746	1,071,625
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization of $5,378,990 and $4,848,756, respectively	11,724,210	11,911,749
Deposits and other long term assets	-	70,000

Total assets	$40,283,088	$35,182,608

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,837,711	$1,251,684
Accrued compensation	2,974,709	2,753,237
Accrued expenses	1,075,916	990,697
Other current liabilities	252,343	75,154
Total current liabilities	6,140,679	5,070,772

Earn-out liability payable in MiMedx common stock	-	5,792,330
Convertible Senior Secured Promissory Notes, net	-	4,012,442
Other Liabilities	1,250,866	299,762
Total liabilities	7,391,545	15,175,306

Commitments and contingencies

Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock; $.001 par value; 130,000,000 shares authorized; 96,356,451 issued and 96,306,451 outstanding for 2013 and 88,423,169 issued and 88,373,169 outstanding for 2012	96,355	88,423
Additional paid-in capital	104,881,707	89,627,601
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(72,061,519)	(69,683,722)
Total stockholders' equity	32,891,543	20,007,302

Total liabilities and stockholders' equity	$40,283,088	$35,182,608

MiMedx Group, Inc.  | 1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  |  www.mimedx.com

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Interest, Taxes, Depreciation, Amortization and Share Based Compensation:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Loss (Per GAAP)	$(757,389)	$(744,069)	$(2,377,797)	$(1,837,721)

Add back:
Income Taxes	-	-	50,275	-

Financing expense associated with beneficial conversion of note payable issued in conjunction with acquisition	-	86,335	-	166,688

Financing expense associated with beneficial conversion of Line of Credit with Related Party	-	150,880	-	162,303

Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	-	235,534	1,328,439	454,235

Other interest expense, net	13,172	153,804	27,976	305,614

Depreciation Expense	139,184	121,103	237,934	231,491
Amortization Expense	267,638	333,977	530,234	667,954
Share Based Compensation	1,502,447	585,215	2,487,239	1,086,200

Earnings Before Interest, Taxes, Depreciation, Amortization and Share-Based Compensation	$1,165,052	$922,779	2,284,300	$1,236,764

MiMedx Group, Inc.  | 1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  |  www.mimedx.com